As filed with the Securities and Exchange Commission on November 18, 2003
                                                              Registration No.
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        EVCI CAREER COLLEGES INCORPORATED
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                 06-1488212
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                      35 EAST GRASSY SPRAIN ROAD, SUITE 200
                             YONKERS, NEW YORK 10710
                                 (914) 787-3500
   (Address and telephone number of registrant's principal executive offices)

        DR. JOHN J. MCGRATH                                 COPIES TO:
35 EAST GRASSY SPRAIN ROAD, SUITE 200                JOSEPH D. ALPERIN, ESQ.
      YONKERS, NEW YORK 10710                   FISCHBEIN BADILLO WAGNER HARDING
   (Name and address and telephone                      909 THIRD AVENUE
     number of agent for service)                   NEW YORK, NEW YORK 10022
                                                          (212) 826-2000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

                         CALCULATION OF REGISTRATION FEE

-------------------------- ------------------ ------------------------- ------------------------ -------------------
   Title Of Securities       Amount To Be         Proposed Maximum         Proposed Maximum          Amount Of
    To Be Registered          Registered      Offering Price Per Share    Aggregate Offering      Registration Fee
                                                                                 Price
-------------------------- ------------------ ------------------------- ------------------------ -------------------
Common Stock, $.0001         1,646,746 (1)           $4.38 (2)              $7,212,747 (2)            $584 (2)
Par value............
-------------------------- ------------------ ------------------------- ------------------------ -------------------

     (1) This Registration Statement also includes an indeterminate number of shares of common stock which may be issued in payment of interest under, and the antidilution provisions of, convertible notes and under antidilution provisions of warrants held by selling stockholders.

     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the last sale price on November 13, 2003 as reported by Nasdaq.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2003

PROSPECTUS

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                        EVCI CAREER COLLEGES INCORPORATED

                        1,646,746 SHARES OF COMMON STOCK,

         The shares are being offered by certain stockholders named in the prospectus. They have the right to determine both the number of shares they will offer and the time or times when they will offer shares. They may sell the shares at the market price at the time of sale or at such other prices as they may negotiate. We will not receive any proceeds from the sale of the shares of this offering.

         Our common stock is quoted on the Nasdaq SmallCap Market and Boston Stock Exchange under the symbol "EVCI." On November 17, 2003, the closing sale price of our common stock, as reported by Nasdaq, was $4.979 per share.


--------------------------------------------------------------------------------

         THESE ARE SPECULATIVE SECURITIES AND THIS INVESTMENT INVOLVES A
          HIGH DEGREE OF RISK. SEE "FORWARD-LOOKING STATEMENTS AND RISK
                          FACTORS" BEGINNING ON PAGE 4.

--------------------------------------------------------------------------------


         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                                           , 2003.

          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OFFERS OF THESE SECURITIES ARE NOT BEING MADE IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT IN WHICH IT IS CONTAINED.



                                TABLE OF CONTENTS
                                                                            PAGE

Where you can find more information..........................................2

PROSPECTUS SUMMARY...........................................................3

FORWARD-LOOKING STATEMENTS AND RISK FACTORS..................................4

USE OF PROCEEDS FROM EXERCISE OF WARRANTS...................................11

SELLING STOCKHOLDERS........................................................12

PLAN OF DISTRIBUTION........................................................13

Indemnification of Directors and Officers...................................15

LEGAL MATTERS...............................................................15

EXPERTS.....................................................................15

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and other reports, proxy statements and other information electronically with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically. Our SEC filings are available to the public at the SEC's web site at http://www.sec.gov.

         This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus omits some of the information contained in the registration statement. You should refer to the registration statement for further information with respect to the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete. Therefore, you should refer to the copy of the document filed for complete information.

         The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus are sold by the selling stockholders.

1. Our annual report on Form 10-KSB for our fiscal year ended December 31, 2002, filed March 28, 2003.

2. Our definitive proxy statement for our 2003 annual meeting of stockholders, filed April 15, 2003.

3. Our quarterly report on Form 10-QSB for our quarter ended March 31, 2003, filed May 14, 2003.

4. Our quarterly report on Form 10-QSB for our quarter ended June 30, 2003, filed August 14, 2003.

5.   Our current report on Form 8-K dated October 10, 2003.

6. Our quarterly report on Form 10-QSB for the quarter ended September 30, 2003, filed November 14, 2003.

7. The description of our common stock contained under the caption "Description of Capital Stock" in our Prospectus filed February 24, 1999 pursuant to Rule 424(b) under the Securities Act.

You may request a copy of these filings, at no cost, by writing or telephoning us:

                  35 East Grassy Sprain Road, Suite 200
                  Yonkers, New York 10710
                  Attention:  Richard Goldenberg, Chief Financial Officer
                  (914) 787-3500

                               PROSPECTUS SUMMARY


ABOUT OUR COMPANY

          We provide on-campus postsecondary college education, presently through Interboro Institute, Inc. Interboro is a two-year college that offers degree programs leading to the Associate of Occupational Studies degree and has a main campus in mid-town Manhattan and an extension center in Flushing, New York. In addition, Interboro opened two college sites on September 30, 2002. One is in the Washington Heights section of Manhattan, New York City and the other is in Yonkers, New York. We acquired Interboro in January 2000.

         On June 30, 2003, we stopped our remaining multi-point video conferencing technology and services activities.

         We were organized in March 1997. We completed an underwritten initial public offering of our common stock in the first quarter of 1999. Our principal executive offices are located at 35 East Grassy Sprain Road, Suite 200, Yonkers, New York 10710 and our telephone number is (914) 787-3500. References in this prospectus to EVCI are meant to exclude our subsidiaries, unless the context requires otherwise.

THE OFFERING

         The purpose of this offering is to register the resale of the shares of common stock owned by the selling stockholders. The selling stockholders are required to deliver a copy of this prospectus in connection with any sale of these shares.

         Common stock offered.....................    1,646,746 shares
         Common stock outstanding.................    10,779,298 shares
                                                      (as of November 12, 2003)
         Common stock outstanding if all
           shares offered are sold................    11,182,648 shares
         Net offering proceeds to us:.............    None

         The 1,646,746 shares offered consist of:

          o 943,396 that were purchased from us in August 2003 at $2.12 per share.

          o    300,000 that were purchased from our Chairman in November 2003.

          o 100,000 that are purchasable from us upon exercise of currently exercisable warrants at $3.00 per share.

          o 235,850 that are purchasable from us upon exercise of currently exercisable warrants at $2.12 per share.

          o 22,500 that are purchasable from us upon exercise of currently exercisable warrants at $1.52 per share.

          o 45,000 that are purchasable from us upon exercise of currently exercisable warrants at $2.25 per share.

         We will receive proceeds of up to $935,452 from the exercise of the warrants prior to the sale of the underlying shares by selling stockholders.

                   FORWARD-LOOKING STATEMENTS AND RISK FACTORS

         Statements and financial discussion and analysis by our management contained in this Form S-3 that are not historical facts are forward-looking statements. They reflect management's current views with respect to future events and, accordingly, are subject to certain assumptions, risks and uncertainties, including the risk factors discussed below. If any of the following or other risks actually occur, or should our assumptions prove incorrect, actual results may vary materially from those anticipated by those forward-looking statements. Furthermore, our business, financial condition and results of operations could be materially and adversely affected.

INTERBORO INSTITUTE IS SUBJECT TO EXTENSIVE FEDERAL AND NEW YORK STATE REGULATION BECAUSE IT RECEIVES SUBSTANTIAL FEDERAL AND STATE GRANTS IN ORDER TO OPERATE.

         Interboro's participation in the Pell and TAP grant programs subjects it to frequent reviews and detailed oversight and requires it to comply with complex laws and regulations. Approximately $6.7 million in Pell funds and $9.9 million in TAP funds were provided to Interboro students during 2002, including a TAP prepayment of approximately $1.8 million for the spring 2003 semester. Approximately $5.8 million in Pell funds and $6.3 million in TAP funds were provided to Interboro students during the first nine months of 2003. Our failure to comply with existing regulations or significant changes in Federal or New York State regulations governing Pell or TAP grants could have a material adverse effect on Interboro.

         The regulations, standards and policies of the regulatory agencies frequently change. Changes or new interpretations could have material consequences for Interboro's ability to operate and grow, including with respect to its accreditation, permissible activities, receipt of Pell and TAP grants and costs of doing business.

CHANGES IN THE AMOUNT OR TIMING OF TAP PROGRAM DISBURSEMENTS COULD MATERIALLY IMPEDE INTERBORO'S ABILITY TO OPERATE.

         Budgetary issues have caused delays in TAP disbursements.

          In December 2002, TAP withheld $620,000, or 26%, of prepayments for Interboro's spring 2003 semester. This deferral was paid to Interboro on schedule on July 21, 2003, and did not have a material negative impact on our cash position.

          The 2002-2003 New York State budget provided that up to 30% of TAP prepayments for the 2003 spring semester could be withheld until August 2003. Colleges which receive TAP awards have been notified that a deferral of up to 30% of TAP awards for the summer 2003, fall, 2003, and spring, 2004, semesters will be made by deferring disbursement of the TAP award in the spring 2004 semester until August 1, 2004. Interboro's estimated TAP award deferral is expected to be between $1.5 million and $3.5 million for those three semesters. We expect to be able to finance this deferral using cash from operations and, in the bank's discretion, from a line of credit providing for advances of 50% of the amount of TAP deferrals provided the outstanding advances do not exceed $1.5 million. However, we could be mistaken in our belief that needed cash will be available and, accordingly, that this deferral will not have a material adverse impact on our cash position.

CHANGES IN THE AMOUNT OR TIMING OF PELL PROGRAM DISBURSEMENTS COULD MATERIALLY IMPEDE INTERBORO'S ABILITY TO OPERATE.

         Title IV must be reauthorized by congress every six years. It is currently authorized through 2003. Congress also reviews appropriations for Title IV programs annually. Mounting budget deficits could negatively affect Congress' deliberations regarding the reauthorization beyond 2003 or future annual reviews. Any significant decreases in the amount or timing of revenue we receive through the Pell program could have a material adverse effect on Interboro. Additionally, legislative or regulatory actions may increase Interboro's administrative costs and require Interboro to modify its practices in a material adverse manner.

FUTURE DELAYS IN THE APPROVAL OF THE NEW YORK STATE BUDGET THAT INCLUDES TAP FUNDING COULD ADVERSELY AFFECT INTERBORO'S OPERATIONS.

         In 2002, approximately $830,000 of TAP funds we would ordinarily have received in April and May were not paid to Interboro until July and August because approval of the New York State budget was delayed. We were able to bridge the temporary cash shortfall with funds received from private placements. If we have a significant shortfall in the future, we may not have required cash reserves or availability from outside sources. Accordingly, Interboro's operations could be adversely affected.

INTERBORO'S RETENTION AND GRADUATION RATES MAY NOT BE SUFFICIENT FOR IT TO RECEIVE THE REQUISITE APPROVAL FROM THE NEW YORK STATE EDUCATION DEPARTMENT TO OPEN NEW COLLEGE EXTENSION CENTERS.

The New York State Education Department wants to improve the retention and graduation rates of students who enter colleges after passing a federal exam but without high school diplomas. The great majority of Interboro students are in this category. Interboro has greatly enhanced and strengthened its retention and graduation strategies and rates. Its senior management is continuing to discuss realistic goals and expectations with the NYSED. However, these results and discussions may not persuade the Department to approve new Interboro extension centers. Without the NYSED's discretionary approval, Interboro's ability to grow would be materially limited.

THE SEASONALITY OF INTERBORO'S ENROLLMENTS IS EXPECTED TO PRODUCE SIGNIFICANT VARIATIONS IN OUR RESULTS FROM QUARTER TO QUARTER.

          Interboro's revenue varies seasonally as a result of changes in the level of its student enrollment. Total student enrollment and net revenue are typically highest in our fourth and first quarters, which include October through March. As a result, our second and third quarters have not been profitable prior to our 2003 third quarter in which we had net income of $79,087.

OUR HISTORY OF NET LOSSES MAY RECUR IF WE CANNOT GENERATE MORE REVENUE THAN OUR EXPENSES AND ANY EXTRAORDINARY CHARGES.

         Our net revenue and net loss for the year ended December 31, 2001 was $9,945,000 and $8,837,000. Our accumulated deficit at December 31, 2001 was $31,478,000. Our net revenue and net loss for the year ended December 31, 2002 was $15,257,000 and $2,005,000. Our accumulated deficit at December 31, 2002 was $33,731,000. Although for the first nine months, we had net income of $1,193,484 and earnings per share of $0.06, in the future we may not be able to generate enough revenue to offset our expenses and have net income and positive earnings per share.

IF INTERBORO IS UNABLE TO OBTAIN ADDITIONAL SPACE FOR ITS EXISTING SITES, INTERBORO'S INTERNAL GROWTH RATE WILL BE MATERIALLY LIMITED.

          Our current growth rate cannot be sustained unless we expand our existing sites. Interboro is seeking additional space on a continuing basis, to include the accommodation of next semester's targeted enrollment. Proximity to existing space, zoning requirements, landlord restrictions, competition for space and the time it takes to complete site identification, lease negotiation and renovations are the primary hurdles Interboro must overcome before it can use new space. Interboro needs additional space in order to increase enrollment at its Washington Heights and Yonkers sites. At Interboro's main campus on 56th Street in Manhattan and at its Flushing extension center, it is expected the current space will be sufficient for the spring semester but not necessarily for the fall semester.

INTERBORO INSTITUTE'S PRIOR PROBLEMS WITH REGULATORS, UNDER PREVIOUS OWNERSHIP, COULD RECUR AND ADVERSELY AFFECT ITS OPERATIONS.

          Prior to our acquiring Interboro, TAP administrators disallowed approximately $4,800,000 of grants previously disbursed to Interboro for academic years 1989/1990 through 1991/1992. After protracted litigation between TAP administrators and previous management, Interboro was required to repay approximately $5,850,000, including $1,050,000 of interest, to the New York State Higher Education Services Corporation. The entire amount has been fully paid and all but approximately $700,000 was paid prior to our purchase of Interboro. However, funds disbursed to Interboro subsequent to academic year 1992 are still subject to audit by TAP administrators as are future disbursements. We have recourse against the former owner of Interboro for disallowances relating to periods prior to January 14, 2000, only to the extent of any unpaid purchase price for Interboro. Interboro cannot predict if any future disallowances might occur as a result of additional TAP audits. Interboro believes it is operating in compliance with current TAP rules.

          Our compliance activities may be adversely affected if we cannot hire a replacement soon for Interboro's chief compliance officer. She is working on a reduced schedule and plans to retire before year end.

THE IMPACT OF UNIONIZATION OF CERTAIN INTERBORO EMPLOYEES IS NOT KNOWN.

         Negotiations with Local 153 of the Office and Professional Employees International Union commenced in February and are continuing. Accordingly, the incremental labor cost to Interboro resulting from unionizing Interboro's full-time clerical and administrative staff is uncertain. The annualized salary and benefit cost, as of June 30, 2003, for the 83 employees who joined Local 153 was approximately $2,400,000. If Interboro is unable to conclude a contract that it believes allows it to cost-effectively and efficiently operate Interboro, then Local 153 may call a strike or a work slow down. A strike or slow down could materially impact Interboro's ability to recruit and service its students while it continues and, potentially, for a period after a strike or slow down ends. A protracted strike or slow down would have a material adverse effect on Interboro.

EVCI AND INTERBORO DEPEND ON KEY MANAGEMENT PERSONNEL TO OPERATE AND GROW.

         The efforts of Dr. Arol I Buntzman, chairman of EVCI and chairman and chancellor of Interboro, and Dr. John J. McGrath, chief executive officer and president of EVCI and chief executive officer of Interboro, are essential to our operations and growth. The loss of the services of Drs. Buntzman or McGrath could materially adversely affect us. We maintain insurance on the life of Dr. Buntzman in the amount of $2 million. We have employment agreements, expiring December 31, 2005, with each of Dr. Buntzman and Dr. McGrath.

THE OUTCOME OF OUR ONGOING ARBITRATION WITH THE FORMER OWNER OF INTERBORO REGARDING MANAGEMENT FEES PAID TO EVCI BY INTERBORO COULD HAVE A MATERIAL ADVERSE AFFECT ON US.

         We are currently involved in a dispute with Bruce R. Kalish, the former owner of Interboro. The approximately $2,247,000 we have accrued as of September 30, 2003, for Mr. Kalish as current and long-term liabilities may not be sufficient, and we may not have the cash, to pay what is ultimately determined to be owed to him.

A CHANGE OF CONTROL OF EVCI WOULD ADVERSELY AFFECT INTERBORO'S RECEIPT OF PELL AND TAP FUNDS.

         Under DOE regulations, a change in control includes a stockholder becoming and ceasing to be a controlling stockholder. A controlling stockholder is someone who holds or controls by agreement 25% or more of EVCI's voting stock and more voting stock than any other EVCI stockholder. Under the DOE definitions, EVCI does not now have a controlling stockholder. Under TAP regulations, a change of control includes the transfer of controlling interest in EVCI.

          After a change of control, Interboro's cash flow would be adversely affected by the withholding of significant portions of grant funds until the change of control is recognized, if at all. A recognition of a change of control could take several months.

A CHANGE OF CONTROL OF EVCI WOULD CAUSE REGULATORY AND ACCREDITING AUTHORITIES TO RETURN INTERBORO TO A PROBATIONARY STATUS.

         If a change of control were to occur in the future, Interboro would have to be reviewed and recertified for participation in Pell and its accreditation would have to be reaffirmed by the New York Board of Regents. If Interboro then had full accreditation, the change of control would return it to a provisional accreditation status. That status subjects Interboro to more scrutiny by the New York State Education Department, including by means of additional reporting requirements, greater restrictions on expansion activities and the Regents retaining authority to award degrees for Interboro. Retaining degree granting authority results in a greater level of scrutiny for each degree and delays in the awarding of degrees.

FUTURE CHANGES IN OWNERSHIP OF OUR COMMON STOCK COULD SUBSTANTIALLY LIMIT THE UTILIZATION OF OUR NET OPERATING LOSS CARRYFORWARDS.

         Complex rules under Section 382 of the Internal Revenue Code govern the determination of whether one or more changes of ownership of EVCI's common stock will result in limitations on EVCI's ability to offset taxable income against its approximately $25 million of net operating loss carryforwards. Sales of EVCI's common stock by EVCI and persons defined as 5% holders under Section 382 regulations must be monitored by us so we can determine whether ownership changes have occurred that result in limitations on our NOL utilization.

INTERBORO'S FAILURE TO EFFECTIVELY OPEN AND OPERATE NEW COLLEGE SITES COULD ADVERSELY AFFECT OUR BUSINESS.

         Opening additional college sites requires Interboro to use its cash for new personnel, capital expenditures, marketing expenses and other startup costs. To open a new college site, it is also required to obtain appropriate federal and accrediting agency approvals. Our failure to effectively locate, open and manage the operations, or to obtain authorization to participate in the federal and state financial aid programs, of newly established sites could have a material adverse effect on those and Interboro's other sites.

INTERBORO'S INABILITY TO FOSTER AND MAINTAIN RELATIONSHIPS WITH COMMUNITY ORGANIZATIONS IN THE COMMUNITIES WHERE ITS COLLEGE SITES ARE LOCATED COULD ADVERSELY AFFECT THOSE SITES.

         A college site may require the support of the community-based organizations that serve the minority populace from which the site seeks to recruit and retain economically disadvantaged students. Local politics and rivalries can jeopardize Interboro's relationships with these organizations. Changes in our relationships with community-based organizations or other events beyond Interboro's control might adversely affect the operations and growth of an existing site.

OUR FAILURE TO EFFECTIVELY MANAGE OUR GROWTH COULD HURT OUR BUSINESS.

         We want to continue to grow to the extent our resources and regulators will permit. This will probably strain our management, operations, employees and resources. For example, if our new Campus 2000 computer software failed during a registration period, it would have a material adverse effect on the semester's enrollment results. This and other factors may prevent us from effectively managing our expanding operations or achieve significant growth on a profitable basis.

TERRORIST ACTIVITY, OR THE THREAT OF IT, IN THE NEW YORK METROPOLITAN AREA COULD ADVERSELY AFFECT INTERBORO.

         All of Interboro's sites are located in or near New York City. If New York City is again a target or threatened target of terrorists, Interboro's operations, enrollments and retention rates could be adversely impacted.

ACTUAL OR POTENTIAL FUTURE SALES OF SHARES OF OUR COMMON STOCK BY EXISTING STOCKHOLDERS COULD HAVE AN ADVERSE EFFECT ON MARKET PRICE OF OUR COMMON STOCK.

         As a result of the automatic conversion of all of our Series B Preferred stock, 1,838,889 shares of common stock were issued without restrictions on resale.

         In addition, as of November 5, 2003, the following shares are eligible for sale under Rule 144 or current S-3 or S-8 registration statements:

          o 1,165,555 shares that were issued to institutional and other investors that acquired them from Amaranth Trading L.L.C.

          o    631,334 shares owned by management.

          o    shares issuable upon exercise of warrants:

               o    365,830 shares at $1.00 to $2.12 per share

               o    211,667 shares at $2.25 to $3.00 per share

               o    137,500 shares at $5.44 to $7.00 per share

               o    250,000 shares at $12.00 to $25.00 per share

          o shares issuable upon exercise of employee and outside director stock options:

               o    710,500 shares at $1.00 to $1.06 per share

               o    79,940 shares at $1.20 to $1.57 per share

               o    100,000 shares at $7.00 per share

OUR SHARE PRICE HAS RANGED GREATLY SINCE WE WENT PUBLIC AND MAY BE VERY VOLATILE IN THE FUTURE.

         Since our public offering in February 1999, the market price of our common stock has ranged between $0.26 and $40.94.

         In addition to the actual or potential future sales of our common stock, our share price also could be affected by a number of factors, including:

               o actual or anticipated fluctuations in our operating results or net results

               o changes in expectations as to our future financial performance or changes in financial estimates of securities analysts

               o increased competition including from local, regional and national schools, or well-known colleges, universities and professional training organizations

               o the operating and stock price performance of other comparable companies

               o general stock market or economic conditions, including as a result of uncertainty about, or the occurrence of, war or terrorism

               o sales of our stock by our management or others pursuant to a prospectus or otherwise

                    o    acquisitions of postsecondary institutions

                    o    additional financings

         In addition, the stock market in general has experienced volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock regardless of our actual operating performance.

PROVISIONS OF LAW, OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND AGREEMENTS WITH OUR EXECUTIVE OFFICERS COULD DISCOURAGE TAKEOVER ATTEMPTS AND OTHER INVESTMENTS IN OUR COMMON STOCK.

         We are subject to a provision of Delaware law that prohibits a party that has acquired 15% or more of our common stock, without our board's approval, from causing a business combination (as defined) involving EVCI or its subsidiaries unless approved by our board and two-thirds of our common stock held by our other stockholders.

         The effects of the classified board provisions of our certificate of incorporation are explained in the next risk factor.

         Our by-laws prohibit stockholders from calling, or proposing any business at, a special meeting of stockholders. The amendments also require a stockholder to give us substantial advance notice of any business to be proposed by the stockholder at an annual meeting, including nominees for election as directors.

         In addition, we have change of control agreements with each of our chairman, chief executive officer and president and chief financial officer that require substantial payments to them in the event their employment is terminated, except for cause, following a change of control of EVCI.

         These provisions are intended to encourage persons seeking control of EVCI to engage in negotiations with our board rather than initiate a hostile takeover. They could also have the effect of entrenching management that resists an acquisition a majority of our stockholders might think is good. Accordingly, they could also limit the price that other investors might be willing to pay for our common stock because they believe our management can defeat a takeover of us that could be beneficial to non-management stockholders.

OUR CLASSIFIED BOARD LIMITS STOCKHOLDER VOTING FOR ELECTION AND REMOVAL OF DIRECTORS.

         Our board of directors is divided into three classes. The directors in each class are elected for three-year terms when their class stands for election at a stockholders meeting. This staggering of director terms protects directors from being removed from office by anyone engaged in a proxy contest for control of the board and dilutes the ability of stockholders to influence corporate governance policies. Furthermore, our directors can only be removed, with or without cause, by the holders of 66 2/3% of the shares entitled to vote at an election of directors.

         The effect of these provisions is to make it difficult for any stockholder to take control of our board of directors in a proxy contest that is not waged with respect to two of our annual stockholder meetings.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF OUR OFFICERS AND DIRECTORS MAY INSULATE THEM FROM ACCOUNTABILITY TO STOCKHOLDERS AT SUBSTANTIAL COST TO US.

         Our certificate of incorporation and by-laws include provisions whereby our officers and directors are to be indemnified against liabilities to the fullest extent permissible under Delaware law. Our certificate of incorporation also limits a director's liability for monetary damages for breach of fiduciary duty, including gross negligence. In addition, we have agreed to advance the legal expenses of our officers and directors who are required to defend against claims. These provisions and agreements may have the effect of reducing the likelihood of suits against directors and officers even though such suits, if successful, might benefit EVCI and its stockholders. Furthermore, we may be adversely affected by paying the cost of settlement and damage awards against directors and officers.

                    USE OF PROCEEDS FROM EXERCISE OF WARRANTS

          We will not realize any proceeds from the sale of the shares pursuant to this prospectus. We will receive a total of $935,452 if all warrants to purchase 403,350 shares offered by this prospectus are exercised by selling stockholders who or which pay cash for their shares. These proceeds will be available to us for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

         The following table sets forth the name, and total number of shares of common stock owned and offered by each selling stockholder. We know of no material relationship between any selling stockholder and us during the past three years. After the offering is complete, none of the selling stockholders will own more than one percent of our outstanding common stock except as indicated in footnotes (3), (4) and (7) to the table.


SELLING STOCKHOLDER               NUMBER OF SHARES OWNED(1)  NUMBER OF SHARES OFFERED
-------------------               -------------------------  ------------------------

Aquamarine Fund Inc.                         589,623                 589,623(2)
Tilson Growth Fund, L.P.                     700,385(3)              518,868(3)
Tilson Offshore Fund, L.P.                    95,975(4)               70,755(4)
Infrastructure & Environmental Private
Equity Fund III, L.P.                        111,923(5)               60,000(6)
JLF Offshore Fund, Ltd.                      629,255(7)              194,054
JLF Partners I, L.P.                         374,788(7)               97,346
JLF Partners II, L.P.                         31,577(7)                8,600
Nechama Kaplan                                45,000                  45,000(6)
The Productivity Fund III, L.P.               46,635(5)               25,000(6)
Environmental & Information Technology
Private Equity Fund III                       27,981(5)               15,000(6)
TW Private Equity Corp.                       13,174                  10,395(6)
Mark Gillis                                    6,550                   5,130(6)
Christopher Shufeldt                           4,884                   3,825(6)
Charles W. Doller, III                         4,022                   3,150(6)
                                           ---------               ---------
                                           2,681,772               1,646,746
                                           =========               =========

-------------------------

(1) As of October 22, 2003, except that the ownership of JLF Offshore Fund, Ltd., JLF Partners I, L.P. and JLF Partners II, L.P. is as of November 12, 2003.

(2) Includes 117,925 shares purchasable upon exercise of currently exercisable warrants. All shares are also beneficially owned by Aquamarine Investment Management Corp. (AIM"), Aquamarine LLC and Guy Spier. AIM is the investment manager of Aquamarine Fund Inc., Aquamarine LLC is sub-advisor to AIM and Mr. Spier is the managing member of Aquamarine LLC. The address of AF and AIM is Citco Building, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands. The address of Aquamarine LC and Guy Spier is 40 West 55 Street, Suite 5A, New York, New York 10019.

(3) Includes 103,774 shares purchasable upon exercise of currently exercisable warrants. All shares are also beneficially owned by Tilson Capital Partners, LLC ("TCP") and Whitney Tilson. TCP is the general partner of Tilson Growth Fund, L.P. ("TGF") and Whitney Tilson is the managing member of TCP. The address of TGF, TCP and Whitney Tilson is 1165 Fifth Avenue, Suite 4C, New York, New York 10029. The 181,517 shares not offered constitute approximately 1.7% of EVCI's outstanding common stock as of October 22, 2003.

(4) Includes 14,151 shares purchasable upon exercise of currently exercisable warrants. All shares are also beneficially owned by Tilson Offshore Partners, LLC ("TOP") and Whitney Tilson. TOP is the investment manager for Tilson Offshore Fund, L.P. ("TOF"). Mr. Tilson is the managing member of TOP. TOF's address is c/o Walkers SPV Ltd., P.O. Box 908 GT, Walkers House, Mary Street, George Town, Cayman Islands. The 206,737. shares not offered by TGF and TOF, and beneficially owned by Whitney Tilson, constitute approximately 1.9% of EVCI's outstanding common stock as of October 22, 2003.

(5) Also beneficially owned by First Analysis Corporation.

(6) Shares purchasable upon exercise of currently exercisable warrants.

(7) All shares are also beneficially owned by JLF Asset Management, L.L.C. ("JAM") and Jeffrey L. Feinberg. JAM is the investment manager for this stockholder and Mr. Feinberg is the managing member of JAM. The address of JLF Offshore Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, Harbour Centre, 2nd Floor, North Church Street, Grand Cayman, Cayman Islands, British West Indies. The address of JAM and Mr. Feinberg is c/o JLF Asset Management, L.L.C., 12230 El Camino Real, Suite 200, San Diego, California 92130. The 735,620 shares not offered, and beneficially owned by JAM and Mr. Feinberg, constitute approximately 6.8% of EVCI's outstanding common stock as of November 12, 2003.

                              PLAN OF DISTRIBUTION

         We will receive no part of the proceeds of any sales made by the selling stockholders. We will pay all expenses of registration incurred in connection with this offering and the offering and sale of the shares, other than commissions, discounts and fees of brokers, dealers or agents.

         The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under that Act. Since the selling stockholder may be deemed "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

         The selling stockholders may from time to time sell all or a portion of their shares in the over-the-counter market or on any national securities exchange on which our common stock may be listed or traded, in transactions directly with market makers, at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

          o a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

          o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus

          o ordinary brokerage transactions and transactions in which the broker solicits purchasers

          o    privately negotiated transactions

          o    put or call option transactions

          o    short sales

          o    any combination of such methods of sale described above

          o    any other lawful transaction

         In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the selling stockholder.

         Upon notification of us by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

          o the name of each such selling stockholder and of each participating broker or dealer

          o    the number of shares of our common stock involved

          o    the price at which such shares were sold

          o the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable

          o that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus

          o    other facts material to the transaction

         Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above.

         The selling stockholders will be subject to applicable SEC rules and regulations, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by them.

         The selling stockholders may enter into hedging transactions with broker-dealers. Broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell their shares short and redeliver the shares to close out the short positions.

         The shares covered by this prospectus that have been paid for and held for at least one year may also be sold pursuant to Rule 144.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our certificate of incorporation and by-laws provide that we will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of our company or serves or served at our request as a director, officer or employee of another corporation or entity.

         We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our certificate of incorporation and by-laws. These agreements, among other things, indemnify our directors and officers for certain expenses (including advancing expenses for attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of our company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. In addition, we have insurance providing indemnification for our directors and officers for certain liabilities. We believe that these indemnification provisions and agreements and related insurance are necessary to attract and retain qualified directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

         Our counsel, Fischbein Badillo Wagner Harding, New York, New York, will issue an opinion on the legality of the shares of common stock offered by this prospectus.

                                     EXPERTS

         Our financial statements for the years ended December 31, 2002 and 2001 that are incorporated by reference in this prospectus have been so incorporated in reliance upon the report of Goldstein Golub Kessler LLP, independent auditors, given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC filing fee, all expenses have been estimated and are subject to future contingencies.

              SEC registration fee........................     $    584
              Nasdaq and BSE listing fees.................       10,000
              Legal fees and expenses.....................       17,000
              Miscellaneous...............................        2,416
                                                               --------
                       Total                                   $ 30,000
                                                               ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Amended and Restated Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL").
Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

         In accordance with Section 102(a)(7) of the GCL, the Restated Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damage for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7) of the GCL.

         The Registrant also has indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.21 to the Registrant's Registration Statement on Form SB-2, filed October 23, 1998, Registration No. 333-66085, to which reference is hereby made.

ITEM 16. EXHIBITS

EXHIBIT NO.*               DESCRIPTION OF EXHIBIT

4.1[1]      -- Adelphi Common Stock Purchase Warrant.

4.2[1]      -- Form of Representative's Warrant Agreement (including Form of
               Representative's Warrant).

4.3[1]      -- Form of Common Stock certificate.

4.4[2]      -- Warrant Agreement, dated January 14, 2000, between the Registrant and Bruce R. Kalisch.

4.5[3]      -- Warrant Agreement, dated April 18, 2000, between the Registrant and Peter J. Solomon Company Limited.

4.6[4]      -- Form of Warrant issued to each seller of shares of ICTS, Inc.

4.7[5]      -- Form of Common Stock Purchase Warrant issued to purchasers of the
               Registrant's Series C 8% Convertible Preferred Stock.

4.8[6]      -- Warrant to purchase 50,000 shares of common stock of the
               Registrant issued to Rosenthal & Rosenthal, Inc. on
               July 12, 2002.

4.9[6]      -- Form of Common Stock Purchase Warrant issued in connection with the issuance of Registrant's Convertible Promissory Notes that were converted into the Registrant's common stock in September 2002.

4.10[7]     -- Form of Registrant's Common Stock Purchase Warrant issued to three institutional investors on August 1, 2003.

4.11[14]    -- Common Stock Purchase Warrant issued in September 2003, to purchase 45,000 shares of the Registrant's common stock.

10.1[8]     -- Employment Agreement between the Registrant and Dr. Arol I.
               Buntzman, dated January 1, 2003.

10.2[8]     -- Employment Agreement between the Registrant and Dr. John J.
               McGrath, dated January 1, 2003.

10.3[8]     -- Employment Agreement between the Registrant and Richard
               Goldenberg, dated January 1, 2003.

10.4[9]     -- Amended and Restated 1998 Incentive Stock Option Plan of the
               Registrant.

10.5[10]    -- 2001 Non-Qualified Stock Option Plan.

10.6[8]     -- Form of Change in Control Agreement used for agreements the
               Registrant has with each of Dr. Arol I. Buntzman, Dr. John J. McGrath, and Richard Goldenberg, dated February 11, 2003.

10.7[11]    -- Form of Indemnification Agreement.

10.8[8]     -- Agreement between Arol I. Buntzman and Richard and Bonnie
               Goldenberg, dated January 1, 2003.

10.9[8]     -- Agreement between Arol I. Buntzman and John J. McGrath, dated
               January 1, 2003.

10.10[2]    -- Stock Purchase Agreement, dated January 14, 2000, among Bruce R.
               Kalisch, Interboro Holding, Inc. and Interboro Institute, Inc.

10.11[6]    -- Promissory Note for $550,000, dated July 12, 2002, and payable by the Registrant to Rosenthal & Rosenthal, Inc.

10.12[6]    -- Guarantee by Interboro Institute, Inc., dated July 12, 2002, of the Registrant's $550,000 Promissory Note payable to Rosenthal & Rosenthal, Inc.

10.13[12]   -- Lease Agreement between 444 Realty Company and Interboro
               Institute, Inc. dated July 27, 1983, as amended by agreements dated June 20, 1988, June 1, 1992, and February 1, 1993.

10.14[12]   -- Lease Agreement between JUYI, Inc., dated January 26, 2001.

10.15[7]    -- Promissory Note for $1,000,000, dated August 4, 2003, payable by
               Interboro Institute, Inc. to North Fork Bank.

10.16[7]    -- Form of the Registrant's Subscription and Registration Rights
               Agreement relating to the Registrant's August 1, 2003, issuance of common stock and warrants.

10.17[13]   -- Settlement Agreement made October 3, 2003, between Amaranth
               Trading L.L.C. and the Registrant.

10.18[13]   -- Form of Share Claim Purchase and Registration Rights Agreement
               between the Registrant and each investor acquiring a portion of the Amaranth Trading L.L.C.'s rights to claims to shares of EVCI's common stock upon conversion of Series B Preferred shares.

10.19[14]   -- Third Amendment and Lease Extension Agreement made as of
               August 1, 2003, between 444 Realty Company, L.L.C. and Interboro Institute, Inc.

5.1         -- Opinion of Fischbein Badillo Wagner Harding

23.1        -- Consent of Goldstein Golub Kessler LLP

23.2        -- Consent of Fischbein Badillo Wagner Harding (included in
               Exhibit 5.1)

24.1        -- Power of Attorney (set forth on page II-6)

------------------------------

* Numbers inside brackets indicate documents from which exhibits have been incorporated by reference.

[1] Incorporated by reference to Amendment No. 4, dated February 10, 1999, to the Registrant's Form SB-2, Registration No. 333-66085.

[2]  Incorporated by reference to the Registrant's Form 8-K dated January 14,
     2000.

[3] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended June 30, 2000.

[4]  Incorporated by reference to the Registrant's Form 8-K dated July 1, 2001.

[5] Incorporated by reference to the Registrant's Form 10-KSB for the year ended December 31, 2001.

[6] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended June 30, 2002.

[7] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended June 30, 2003.

[8] Incorporated by reference to the Registrant's Form 10-KSB for the year ended December 31, 2002.

[9] Incorporated by reference to the Registrant's Registration Statement on Form S-8 filed December 31, 2002, Registration No. 333-102310.

[10] Incorporated by reference to the Registrant's Registration Statement on Form S-8 filed October 23, 2001, Registration No. 333-72080.

[11] Incorporated by reference to the Registrant's Registration Statement on Form SB-2, filed October 23, 1998, Registration No. 333-66085.

[12] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 2003.

[13] Incorporated by reference to the Registrant's Form 8-K dated October 10,
     2003.

[14] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended September 30, 2003.

ITEM 17. UNDERTAKINGS

     (a) The Registrant will:

          (1) File during any period in which selling stockholders offer or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

          (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yonkers, State of New York, on November 18, 2003.

                                 EVCI CAREER COLLEGES INCORPORATED

                                 By: /S/ DR. JOHN J. MCGRATH
                                     ------------------------------------------
                                      Chief Executive Officer and President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Dr. John J. McGrath and Dr. Arol I. Buntzman and, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE                                                  TITLE                          DATE

/s/ Dr. Arol I. Buntzman                           Chairman of the Board                  November 18, 2003
----------------------------------
Dr. Arol I. Buntzman

/s/ Dr. John J. McGrath                    Chief Executive Officer and President          November 18, 2003
----------------------------------
Dr. John J. McGrath And Director

/s/ Richard Goldenberg                Chief Financial Officer, Secretary and Director     November 18, 2003
----------------------------------
Richard Goldenberg                     (Principal Financial and Accounting Officer)

/s/ Royce N. Flippin, Jr.                                Director                         November 18, 2003
----------------------------------
Royce N. Flippin, Jr.

/s/ Philip M. Getter                                     Director                         November 18, 2003
----------------------------------
Philip M. Getter

/s/ Donald Grunewald                                     Director                         November 18, 2003
----------------------------------
Donald Grunewald

/s/ Elie Housman                                         Director                         November 18, 2003
----------------------------------
Elie Housman

                                 EXHIBIT INDEX


EXHIBIT NO.*   DESCRIPTION OF EXHIBIT


4.1[1]      -- Adelphi Common Stock Purchase Warrant.

4.2[1]      -- Form of Representative's Warrant Agreement (including Form of
               Representative's Warrant).

4.3[1]      -- Form of Common Stock certificate.

4.4[2]      -- Warrant Agreement, dated January 14, 2000, between the Registrant and Bruce R. Kalisch.

4.5[3]      -- Warrant Agreement, dated April 18, 2000, between the Registrant and Peter J. Solomon Company Limited.

4.6[4]      -- Form of Warrant issued to each seller of shares of ICTS, Inc.

4.7[5]      -- Form of Common Stock Purchase Warrant issued to purchasers of the
               Registrant's Series C 8% Convertible Preferred Stock.

4.8[6]      -- Warrant to purchase 50,000 shares of common stock of the
               Registrant issued to Rosenthal & Rosenthal, Inc. on
               July 12, 2002.

4.9[6]      -- Form of Common Stock Purchase Warrant issued in connection with the issuance of Registrant's Convertible Promissory Notes that were converted into the Registrant's common stock in September 2002.

4.10[7]     -- Form of Registrant's Common Stock Purchase Warrant issued to three institutional investors on August 1, 2003.

4.11[14]    -- Common Stock Purchase Warrant issued in September 2003, to purchase 45,000 shares of the Registrant's common stock.

10.1[8]     -- Employment Agreement between the Registrant and Dr. Arol I.
               Buntzman, dated January 1, 2003.

10.2[8]     -- Employment Agreement between the Registrant and Dr. John J.
               McGrath, dated January 1, 2003.

10.3[8]     -- Employment Agreement between the Registrant and Richard
               Goldenberg, dated January 1, 2003.

10.4[9]     -- Amended and Restated 1998 Incentive Stock Option Plan of the
               Registrant.

10.5[10]    -- 2001 Non-Qualified Stock Option Plan.

10.6[8]     -- Form of Change in Control Agreement used for agreements the
               Registrant has with each of Dr. Arol I. Buntzman, Dr. John J. McGrath, and Richard Goldenberg, dated February 11, 2003.

10.7[11]    -- Form of Indemnification Agreement.

10.8[8]     -- Agreement between Arol I. Buntzman and Richard and Bonnie
               Goldenberg, dated January 1, 2003.

10.9[8]     -- Agreement between Arol I. Buntzman and John J. McGrath, dated
               January 1, 2003.

10.10[2]    -- Stock Purchase Agreement, dated January 14, 2000, among Bruce R.
               Kalisch, Interboro Holding, Inc. and Interboro Institute, Inc.

10.11[6]    -- Promissory Note for $550,000, dated July 12, 2002, and payable by the Registrant to Rosenthal & Rosenthal, Inc.

10.12[6]    -- Guarantee by Interboro Institute, Inc., dated July 12, 2002, of the Registrant's $550,000 Promissory Note payable to Rosenthal & Rosenthal, Inc.

10.13[12]   -- Lease Agreement between 444 Realty Company and Interboro
               Institute, Inc. dated July 27, 1983, as amended by agreements dated June 20, 1988, June 1, 1992, and February 1, 1993.

10.14[12]   -- Lease Agreement between JUYI, Inc., dated January 26, 2001.

10.15[7]    -- Promissory Note for $1,000,000, dated August 4, 2003, payable by
               Interboro Institute, Inc. to North Fork Bank.

10.16[7]    -- Form of the Registrant's Subscription and Registration Rights
               Agreement relating to the Registrant's August 1, 2003, issuance of common stock and warrants.

10.17[13]   -- Settlement Agreement made October 3, 2003, between Amaranth
               Trading L.L.C. and the Registrant.

10.18[13]   -- Form of Share Claim Purchase and Registration Rights Agreement
               between the Registrant and each investor acquiring a portion of the Amaranth Trading L.L.C.'s rights to claims to shares of EVCI's common stock upon conversion of Series B Preferred shares.

10.19[14]   -- Third Amendment and Lease Extension Agreement made as of
               August 1, 2003, between 444 Realty Company, L.L.C. and Interboro Institute, Inc.

5.1         -- Opinion of Fischbein Badillo Wagner Harding

23.1        -- Consent of Goldstein Golub Kessler LLP

23.2        -- Consent of Fischbein Badillo Wagner Harding (included in
               Exhibit 5.1)

24.1        -- Power of Attorney (set forth on page II-6)


------------------------------

* Numbers inside brackets indicate documents from which exhibits have been incorporated by reference.

[1] Incorporated by reference to Amendment No. 4, dated February 10, 1999, to the Registrant's Form SB-2, Registration No. 333-66085.

[2]  Incorporated by reference to the Registrant's Form 8-K dated January 14,
     2000.

[3] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended June 30, 2000.

[4]  Incorporated by reference to the Registrant's Form 8-K dated July 1, 2001.

[5] Incorporated by reference to the Registrant's Form 10-KSB for the year ended December 31, 2001.

[6] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended June 30, 2002.

[7] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended June 30, 2003.

[8] Incorporated by reference to the Registrant's Form 10-KSB for the year ended December 31, 2002.

[9] Incorporated by reference to the Registrant's Registration Statement on Form S-8 filed December 31, 2002, Registration No. 333-102310.

[10] Incorporated by reference to the Registrant's Registration Statement on Form S-8 filed October 23, 2001, Registration No. 333-72080.

[11] Incorporated by reference to the Registrant's Registration Statement on Form SB-2, filed October 23, 1998, Registration No. 333-66085.

[12] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 2003.

[13] Incorporated by reference to the Registrant's Form 8-K dated October 10,
     2003.

[14] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended September 30, 2003.